EXHIBIT 99.5(i)


                                    GE FUNDS
                         GE SMALL-CAP VALUE EQUITY FUND

                             SUB-ADVISORY AGREEMENT

     This agreement ("Agreement") is made as of June 29, 1998, between GE INVESTMENT MANAGEMENT INCORPORATED ("GEIM"), a Delaware corporation, GE FUNDS, a Massachusetts business trust ("Company"), on behalf of the GE SMALL-CAP VALUE EQUITY FUND ("Fund"), a series of the Company, solely with respect to Section 6(b) of this Agreement, and PALISADE CAPITAL MANAGEMENT, L.L.C., a New Jersey limited liability company ("Sub-Adviser").

                                    RECITALS

     GEIM has entered into an Investment Advisory and Administration Agreement dated June 2, 1998 ("Advisory Agreement") with the Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to the Fund, a series of the Company;

     Pursuant to Section 1 of the Advisory Agreement, GEIM is authorized to delegate its investment advisory responsibilities to other investment advisers, subject to the requirements of the 1940 Act;

     GEIM wishes to retain the Sub-Adviser to furnish certain investment advisory services to GEIM and the Fund, and the Sub-Adviser is willing to furnish those services; and

     GEIM intends that this Agreement will become effective when approved in accordance with Section 15 of the 1940 Act;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

          1. APPOINTMENT. GEIM hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Fund's assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

          2. DUTIES AS SUB-ADVISER.

               (a) Subject to the oversight and supervision of GEIM and the Board of Trustees of the Company ("Board"), the Sub-Adviser will provide a continuous investment program for the Fund's assets, including investment research and management. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for Fund investments. The Sub-Adviser will consult with GEIM from time to time regarding matters pertaining to the Fund, including market strategy and portfolio characteristics. The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions

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          as stated in the Company's current Registration Statement on Form N-1A and any amendments or supplements thereto ("Registration Statement") and the Company's Declaration of Trust and By-Laws, if any, ("Constituent Documents"). In this connection and in connection with the further duties set forth in paragraphs 2(b) - (k) below, the Sub-Adviser shall provide GEIM and the Board with such periodic reports and documentation as GEIM or the Board shall reasonably request regarding the Sub-Adviser's management of the Fund's assets, compliance with applicable laws and rules and the Registration Statement and all requirements hereunder.

               (b) The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (1) the Fund's investment objective, policies and restrictions as set forth in the Registration Statement, (2) the Constituent Documents, (3) all investment guidelines, policies, procedures or directives of the Company or GEIM provided to the Sub-Adviser, (4) the 1940 Act and the rules promulgated thereunder, and (5) other applicable federal and state laws and related regulations. In particular, in carrying out its duties as Sub-Adviser, Sub-Adviser shall, to the extent within its control, make every effort to ensure that the Fund continuously qualifies as a regulated investment company under sub-chapter M of the Internal Revenue Code of 1986, as amended ("Code") and the regulations promulgated thereunder. GEIM shall promptly notify the Sub-Adviser of changes to (1), (2) or (3) above and shall consult with Sub-Adviser before making any changes relating solely to the Fund's investment objective, policies and restrictions as set forth in the Registration Statement.

               (c) The Sub-Adviser shall take all actions which it considers necessary to implement the investment objectives and policies of the Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers selected by it, and to that end, the Sub-Adviser is authorized as the agent of the Company to give instructions to the Company's custodian(s) as to deliveries of securities or other investments and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board.

               In addition to seeking the best price and execution, to the extent covered by Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), the Sub-Adviser is also authorized to take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Sub-Adviser. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if it determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board, are disclosed in the Registration Statement. The Sub-Adviser will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations, including using such information in managing its own accounts. The Sub-Adviser is also authorized to use soft-dollar services as requested by the Board


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          from time to time. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable by the Sub-Adviser to each account.

               (d) Subject to: (1) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement,
          (2) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act"), (3) the provisions of the 1934 Act, and (4) other applicable provisions of law, the Sub-Adviser or an affiliated person of the Sub-Adviser or of GEIM may act as broker for the Fund in connection with the purchase or sale of securities or other investments for the Fund. Such brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund or the Company for such services in addition to the Sub-Adviser's fees for services under this Agreement.

               (e) The Sub-Adviser will maintain all books and records required to be maintained by the Company pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund, and will furnish the Board and GEIM with such periodic and special reports as the Board or GEIM reasonably may request. The Sub-Adviser shall permit the books and records maintained with respect to the Fund to be inspected and audited by the Company, GEIM or their respective agents at all reasonable times during normal business hours upon reasonable notice. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Company and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Company any records which it maintains for the Company upon request by the Company.

               (f) At such times as shall reasonably be requested, the Sub-Adviser will provide to the Board and GEIM economic and investment analyses and reports, information required in the Registration Statement and information necessary for GEIM and the Board to review the Fund or discuss the management of it. The Sub-Adviser will provide quarterly reports setting forth the Fund's performance and the Sub-Adviser's private account composite performance and will complete on a quarterly basis the checklist provided to it by GEIM regarding the Fund's investments and transactions. The Sub-Adviser shall make available to the Board and GEIM any economic, statistical and investment services normally available to institutional or other customers of the Sub-Adviser. The Sub-Adviser will make available its officers and employees to meet with the Board on reasonable notice to review the Fund's investments.

               (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board in determining the fair valuation of any illiquid portfolio securities and will assist the Company's accounting services agent or GEIM to obtain independent sources of market value for all other portfolio securities.


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               (h) At such times as shall be reasonably requested by GEIM, the
          Sub-Adviser shall review and certify in writing that the information stated in the Company's Registration Statement relating to the Sub-Adviser, its management of the Fund, including investment objectives, strategies and related risks, and its performance history is true, correct and complete to the best of its knowledge.

               (i) The Sub-Adviser will promptly notify GEIM of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or members, as applicable, and any changes in the key personnel of the Sub-Adviser, including without limitation portfolio management personnel responsible for the Fund's assets, in each case prior to or promptly after such change. Notwithstanding the foregoing, the Sub-Adviser will promptly notify GEIM of any existing agreement, or upon entering into any agreement, that may result in a change of control of the Sub-Adviser, including without limitation the retention of an agent to assist in the sale of all, or a significant portion, of the business of the Sub-Adviser.

               (j) The Sub-Adviser will calculate its private account composite performance in compliance with the Performance Presentation Standards of the Association for Investment Management Research and such performance will be reviewed at least annually by an independent accounting firm.

               (k) Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice president of the Sub-Adviser shall certify to GEIM that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of GEIM, the Sub-Adviser shall permit GEIM, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser's code of ethics.

     3. EXPENSES. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its investment sub-advisory services under this Agreement.

     4. COMPENSATION.

     For the services rendered, the facilities furnished and the expenses assumed by the Sub-Adviser, the Adviser shall pay the Sub-Adviser no later than the twentieth (20th) business day following the end of each calendar month a fee based on the average daily net assets of the Fund at the following annual rates:

          .450% of the first $25,000,000; .400% of the next $50,000,000; and
     .375% of the next $100,000,000 and .350% of amounts in excess of $175,000,000.

     The Sub-Adviser's fee shall be paid by GEIM out of GEIM's advisory fee to the extent such fee is received by GEIM pursuant to the Advisory Agreement. To the extent that


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GEIM determines to waive, or to reimburse the Fund for, all or a portion of its advisory fee, the Sub-Adviser agrees to a reduction of its fee pro-rata.

     The Sub-Adviser's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Company, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty (30) business days of the date of termination.

     During any period when the determination of net asset value is suspended, the net asset value of the Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     5. LIMITATION OF LIABILITY. The Sub-Adviser shall not be liable to the Company or GEIM for any loss resulting from the Sub-Adviser's acts or omissions as Sub-Adviser to the Fund, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser's duties and obligations under this Agreement.

     6. INDEMNIFICATION.

     (a) GEIM agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning of
Section 15 of the Securities Act of 1933, as amended ("1933 Act") harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) suffered by Sub-Adviser resulting from (i) GEIM's breach of its duties under the Advisory Agreement or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of GEIM or any of its directors, officers or employees in the performance of GEIM's duties and obligations under this Agreement, except to the extent such loss results from the Sub-Adviser's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of Sub-Adviser's duties and obligations under this Agreement.

     (b) The Fund agrees to indemnify and hold the Sub-Adviser, its officers and directors, and any person who controls the Sub-Adviser within the meaning the 1933 Act harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) suffered by Sub-Adviser resulting from any misrepresentation of a material fact in the Registration Statement or the omission of a fact necessary to make information contained in the Registration Statement not misleading, except to the extent that such loss results from information in the Registration Statement that was provided by Sub-Adviser.

     (c) The Sub-Adviser agrees to indemnify and hold GEIM, its officers and directors, and any person who controls GEIM within the meaning of Section 15 of the 1933 Act,


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and the Company harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees) suffered by GEIM, its officers and directors, and any person who controls GEIM within the meaning of Section 15 of the 1933 Act, and the Company resulting from (i) Sub-Adviser's breach of its duties hereunder or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Sub-Adviser or any of its directors, officers or employees in the performance of the Sub-Adviser's duties and obligations under this Agreement, except to the extent such loss results from the Company's or GEIM's own willful misfeasance, bad faith, reckless disregard or gross negligence in the performance of their respective duties and obligations under the Advisory Agreement or this Agreement.

     7. REPRESENTATIONS AND WARRANTIES OF SUB-ADVISER. The Sub-Adviser represents, warrants and agrees as follows:

     (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by the Advisory Agreement;
(iv) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Adviser of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Adviser; (v) will promptly notify GEIM of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity Futures Trading Commission and the National Futures Association, or is not required to file such exemption; and (vii) is duly organized and validly existing under the laws of the state in which it was organized with the power to own and possess its assets and carry on its business as it is now being conducted.

     (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide GEIM and the Board with a copy of that code of ethics, together with evidence of its adoption.

     (c) The Sub-Adviser certifies that the information stated in Post-Effective Amendment No. 26 to the Company's Registration Statement relating to the Sub-Adviser, its management of the Fund and its performance history is true, correct and complete to the best of its knowledge.

     8. REPRESENTATIONS AND WARRANTIES OF GEIM. GEIM represents, warrants and agrees that GEIM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services


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contemplated by the Advisory Agreement; (iv) has the authority to enter into and perform the services contemplated by the Advisory Agreement and the execution, delivery and performance by GEIM of the Advisory Agreement does not contravene or constitute a default under any agreement binding upon GEIM; (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify GEIM from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise; (vi) has filed a notice of exemption pursuant to Rule 4.14 under the Commodity Exchange Act with the Commodity
Futures Trading Commission and the National Futures Association, or is not required to file such exemption; (vii) is duly organized and validly existing under the Laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; and (viii) it has furnished the Sub-Adviser with true and complete copies of the Constituent Documents and the Registration Statement and will provide to the Sub-Adviser copies of any amendments or supplements to any of these materials as soon as practicable after such materials become available.

     9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DUTY TO UPDATE INFORMATION. All representations and warranties made by the Sub-Adviser and GEIM pursuant to Sections 7 and 8, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

     10. DURATION AND TERMINATION.

     (a) This Agreement shall become effective upon the date first above written and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Board who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

     (b) This Agreement may be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the Fund's outstanding voting securities, on 60 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by GEIM: (i) upon 60 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties set forth in Paragraph 8 of this Agreement; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on 60 days' written notice to GEIM. This Agreement will terminate automatically in the event of its assignment, including without limitation, a change of control of the Sub-Adviser, or upon termination of the Advisory Agreement.

     11. CHANGE OF CONTROL OF THE SUB-ADVISER. The Sub-Adviser will be liable to the Company and GEIM for all direct and indirect costs resulting from a change of control of the


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Sub-Adviser, including without limitation all costs associated with proxy solicitations, Board meetings, revisions to prospectuses, statements of additional information and marketing materials, and the hiring of another sub-adviser to the Fund. The understandings and obligations set forth in this
Section 11 shall survive the termination of this Agreement and shall be binding upon the Sub-Adviser's successor(s) and/or assign(s).

     12. EXCLUSIVITY. During the term of this Agreement, the Sub-Adviser shall not, without the written consent of GEIM and the Board, serve as investment adviser or investment sub-adviser to another management investment company registered under the 1940 Act (or series thereof) with substantially similar investment objectives, policies and restrictions as those of the Fund ("Another Small-Cap Fund"), other than a management investment company registered under the 1940 Act (or series thereof) that is advised by GEIM, PROVIDED, HOWEVER, that such consent is not required if the Fund has, upon GEIM's receipt of written notification ("Notification Date") of Sub-Adviser's intent to act as investment adviser or investment sub-adviser to Another Small-Cap Fund, (i) more than $25 million of net assets, if the Notification Date is on or after one year and six months from the date that the first one hundred Fund shares are issued,
(ii) more than $50 million of net assets, if the Notification Date is on or after two years and six months from the date that the first one hundred Fund shares are issued or (iii) more than $100 million of net assets, if the Notification Date is on or after three years and six months from the date that the first one hundred Fund shares are issued.

     13. RIGHT OF FIRST REFUSAL. Subject to the provisions of Section 12 of this Agreement, the Sub-Adviser shall not serve as investment adviser or investment sub-adviser to any other management investment company registered under the 1940 Act (or series thereof) ("Other Fund") without having first offered in writing to serve as investment sub-adviser to a fund advised by GEIM with similar investment objectives, policies and restrictions for an investment sub-advisory fee not to exceed the lesser of (a) the investment sub-advisory fee contemplated for the Other Fund and (b) the median investment sub-advisory fee for the applicable asset class described in Lipper Analytical Services ("Lipper"), or if Lipper no longer provides such information, an independent mutual fund data provider mutually agreed upon by GEIM and the Sub-Adviser ("Offer"). The Offer shall be valid for thirty (30) days from the date of its receipt by GEIM. If GEIM accepts the Offer, the Sub-Adviser shall not serve as investment adviser or investment sub-adviser to the Other Fund, unless the Board does not approve the sub-advisory agreement with GEIM or the amount of the sub-advisory fee contemplated.

     14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment to the terms of this Agreement shall be effective until approved by a vote of a majority of the Fund's outstanding voting securities (unless the Company receives an SEC order or opinion of counsel, or the issue is the subject of a position of the SEC or its staff, permitting it to modify the Agreement without such vote).

     15. GOVERNING LAW. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws

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principles thereof. To the extent that the applicable laws of the State of New
York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.



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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                              GE INVESTMENT MANAGEMENT INCORPORATED

                                    BY: ___________________________________
                                        Name: Michael J. Cosgrove
                                        Title:Executive Vice President

                              GE FUNDS, ON BEHALF OF GE
                              SMALL-CAP VALUE EQUITY FUND, A SERIES OF
                              GE FUNDS, SOLELY WITH RESPECT TO SECTION
                              6(b) OF THIS AGREEMENT

                                    BY: ___________________________________
                                        Name: Michael J. Cosgrove
                                        Title:President

                              PALISADE CAPITAL MANAGEMENT, L.L.C.

                                    BY: ___________________________________
                                        Name:
                                        Title:


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